News Release
Contact information:
John A. Jordan
Senior Director, Corporate Communications
617-299-2852

Altus Pharmaceuticals Announces Management Changes

CAMBRIDGE, Mass. – October 29, 2007 — Altus Pharmaceuticals Inc. (NASDAQ: ALTU) today announced that Alexey L. Margolin, Ph.D. will retire at the end of 2007 from his position as Senior Vice President, Research and Pre-clinical Development and Chief Scientific Officer. Going forward, Dr. Margolin will continue his relationship with Altus as a scientific advisor.

“We are very grateful to Alex for his many contributions to Altus. During his 14 years with the Company, Alex has been instrumental in creating the solid scientific foundation that has enabled our organization to grow from concept to pre-commercial development. Alex has made significant contributions to our robust pipeline of clinical and pre-clinical compounds that leverage our unique protein crystallization technology. We wish Alex all the best and we look forward to continuing to benefit from his expertise as a scientific advisor to Altus,” said Sheldon Berkle, President and CEO of Altus Pharmaceuticals.

In addition, the Company announced that Burkhard Blank, M.D., Senior Vice President, Medicine, Development and Regulatory will lead all medical, development and manufacturing activities at Altus Pharmaceuticals. Also, Philip Gotwals, Ph.D., Vice President, Project Management, has been appointed to the Altus Pharmaceuticals senior management team.

Mr. Berkle continued, “By bringing our development and manufacturing activities under Burkhard’s oversight, I believe that our up-and-coming drug candidates will be poised for a smooth transition from research into clinical development.”

Mr. Berkle concluded, “I would like to welcome Phil to our senior management team. During the past year, Phil’s project management expertise has been a tremendous asset to Altus as we have continued to grow and move our programs forward.”

Dr. Blank has served as Altus’ Senior Vice President of Medicine, Regulatory Affairs, and Project Management since June of 2006. Prior to joining Altus, Dr. Blank served as the Senior Vice President for Medicine and Drug Regulatory Affairs at Boehringer Ingelheim Pharmaceuticals USA, where he successfully managed the many components of an extensive clinical research program. Dr. Blank was responsible for a staff of 600 and an annual recruitment of 8,000-10,000 patients in the North and South America region. Prior to his position in the USA, he held a number of positions with increasing levels of responsibility at Boehringer’s headquarters in Ingelheim, Germany, the most recent as Head of Division International Project Management and Drug Regulatory Affairs (DRA). In this capacity, he founded the International Project Management Department, which had worldwide responsibility for the planning and monitoring of all Phase I-IV development projects and for all international regulatory submissions. Dr. Blank was also a member of Boehringer’s International Development Committee, which was responsible for steering their global drug development portfolio. He holds a medical degree in internal medicine from Universitaet Marburg, Germany.

Dr. Gotwals has served as Altus’ Vice President of Project Management since September of 2006. Dr. Gotwals has 14 years of scientific and project management experience in the biotechnology industry. Before joining Altus, Dr. Gotwals was Senior Director of Early Development in the Department of Program and Alliance Management at Biogen Idec. Dr. Gotwals holds a Ph.D. in Genetics from the University of California, Berkeley and a B.A. in Biology from Amherst College.

About Altus Pharmaceuticals Inc.
Altus Pharmaceuticals, headquartered in Cambridge, MA, is a biopharmaceutical company focused on the development and commercialization of oral and injectable protein therapeutics for patients with gastrointestinal and metabolic disorders. The company is listed on the Nasdaq Global Market under the symbol ALTU.
Safe Harbor Statement
Certain statements in this news release concerning Altus’ business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, those relating to Dr. Margolin’s retirement and advisory services and the impact of the coordination of development and manufacturing activities under Dr. Blank. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Altus might make or by known or unknown risks and uncertainties, including, but not limited to uncertainties as to the future success or timing of ongoing and planned clinical trials, inherent uncertainties in the timing of patient enrollment in our clinical trials, the continued development of our manufacturing processes in parallel with our clinical programs, the performance and development plans of our third party collaborators, and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Altus’ reports to the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the period ended June 30, 2007. However, Altus undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.

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